Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Osiris Therapeutics, Inc. on Form S-8 (Nos. 333-137953 and 333-137954) of our report dated March 14, 2007 with respect to the balance sheets of Osiris Therapeutics, Inc. as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, which report appears in the Annual Report on Form 10-K of Osiris Therapeutics, Inc. for the year ended December 31, 2006.

/s/ Stegman & Company

Baltimore, Maryland
March 26, 2007